NOTE

$5,060,000.00	October 31, 2011

FOR VALUE RECEIVED, ARC FEBTTMT001, LLC, a Delaware limited liability company (“Maker”), promises to pay to the order of BOKF, NA, a national banking association, doing business as Bank of Texas, at 500 Chimney Rock, 2nd Floor, Houston, Texas 77056 (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of Five Million Sixty Thousand and No/100 Dollars ($5,060,000.00) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest as follows: (a) interest on the unpaid principal balance of this note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, from the respective due dates thereof until paid at the Past Due Rate and (b) the Additional Interest; provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

1.           Definitions.  Each capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Loan Agreement (defined below).  As used in this note, the following terms shall have the respective meanings indicated:

(a)           “Additional Interest” means the aggregate of (i) all amounts paid by Maker to the holder of this note pursuant to the provisions of Subparagraph (c) of numbered Paragraph 4 hereof and pursuant to the provisions of the Loan Agreement in respect of extensions of the maturity of this note and (ii) all other amounts accrued or paid pursuant to this note or any of the other Credit Documents (other than interest on this note at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by this note.

(b)           “Credit Documents” means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the indebtedness evidenced by this note, including without limitation this note and the Loan Agreement.

(c)           “Fallback Rate” means the lesser of (i) the Prime Rate plus three-fourths of one percent (.75%) per annum or (ii) the Ceiling Rate.

(d)           “Loan Agreement” means the Acquisition Loan Agreement dated concurrently herewith between Maker and Payee, as the same may be amended, supplemented, restated or replaced from time to time.

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(e)           “LIBOR Index Rate” for each period of one month, the rate per annum offered for U.S. Dollar deposits in an amount equal to the outstanding principal amount of this note for a one-month period as of 11:00 A.M. City of London, England time, as determined by Payee, two (2) Business Days prior to the fifteenth (15th) day of such month as shown on the display designated as “British Bankers Association Interest Settlement Rates” on the Bloomberg System (“Bloomberg”); provided that for the period from the initial funding of this note until the fifteenth (15th) day of the month following the initial funding of this note, such rate shall be determined by Payee prior to such initial funding and reset on the fifteenth (15th) day of the next month; and provided, however, that if such rate is not available on Bloomberg then such offered rate shall be otherwise independently determined by Payee from an alternate, substantially similar independent source available to Payee and recognized in the banking industry. The LIBOR Index Rate shall be reset on the fifteenth (15th) day of each month as provided above and shall remain in effect until reset on the fifteenth (15th) day of the following month.

(f)           “Maturity Date” shall have the meaning given to such term in the Loan Agreement.

(g)           “Payee” means BOKF, NA, a national banking association, doing business as Bank of Texas, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term “Payee” shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights, powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

(h)           “Prime Rate” means the prime rate as announced from time to time by Payee (determined on a daily basis for the actual number of days elapsed based on a 360 day year). Without notice to Maker or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such rate shall fluctuate, with each such change to be effective as of the date of each change in such rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Payee. Payee may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

(i)           “Stated Rate” means a rate per annum equal to the lesser of (i) the LIBOR Index Rate plus two and one-fourth percent (2.25%) per annum, as the rate may change on the first day of each month in accordance with changes in the LIBOR Index Rate or (ii) the Ceiling Rate.  If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement, or in the interpretation or administration thereof by any Governmental Authority, or compliance by Payee with any request or directive (whether or not having the force of law) of any Governmental Authority, shall at any time make it unlawful or impossible for Payee to permit the establishment of or to maintain the Stated Rate based on the LIBOR Index Rate, the “Stated Rate” shall mean, on any day, a rate per annum equal to the Fallback Rate; provided further, that if the Stated Rate shall exceed the Ceiling Rate for any day (or, if applicable, the Fallback Rate shall exceed the Ceiling Rate for that day), the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balance of this note plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate. If this note matures (or is prepaid) before such equality is achieved, then, in addition to the unpaid principal and accrued interest then owing pursuant to the other provisions of this note, Maker promises to pay on demand to the order of the holder of this note interest in an amount equal to the excess (if any) of (a) the lesser of (i) the total interest which would have accrued on this note if the Stated Rate had been defined as equal to the Ceiling Rate from time to time in effect and (ii) the total interest which would have accrued on this note if the Stated Rate were not so prohibited from exceeding the Ceiling Rate, over (b) the total interest actually accrued hereon to such maturity (or prepayment) date. Without notice to Maker or any other person or entity, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this subparagraph.

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2.           Loan Agreement; Security.  This note has been issued pursuant to the terms of the Loan Agreement, and is the Note referred to in the Loan Agreement.  Reference is hereby made to the Loan Agreement for all purposes.  Payee is entitled to the benefits of and security provided for in the Loan Agreement.  Such security includes, among other security, the Deed of Trust.  The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker.  All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the holder.  The proceeds of this note shall be used only to pay for the items specifically authorized in the Loan Agreement unless (and only to the extent that) the holder of this note has approved in writing another purpose or purposes.  Amounts paid or prepaid under this note may not be reborrowed.

3.           Computation of Interest.  Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made.  Such interest shall be computed for the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

4.           Mandatory Payments of Principal and Interest.

(a)           Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable (i) on November 15, 2011, and (ii) on the fifteenth (15th) day of each succeeding calendar month thereafter before the Maturity Date.  In addition, all accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable at the Maturity Date.

(b)           The principal of this note shall be due and payable on the Maturity Date.

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(c)           Additional Interest consisting of an origination fee in the amount of Twenty-Five Thousand Three Hundred and No/100 Dollars ($25,300.00) shall be deemed earned and accrued on the date of this note and shall be due and payable on demand.

(d)           All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.

(e)           If any payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment into another calendar month or beyond the Maturity Date, and in either such event such payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.

(f)           If any payment required under this note or under the other Credit Documents (other than a payment of principal at the Maturity Date) shall not be made within ten (10) days after the due date, a late charge equal to the lesser of (i) an amount which, when added to all other amounts hereunder which are interest or are deemed to be interest under applicable state or federal law, does not exceed the Ceiling Rate or (ii) five percent (5%) of the amount of any such delinquent payment so overdue may be charged by Payee, at Payee’s discretion, for the purpose of defraying the expense incident to handling such delinquent payment.  Such late charge represents the reasonable estimate of Payee and Maker of a fair average compensation for the loss that may be sustained by Payee due to the failure of Maker to make timely payments.  Such late charge shall be paid without prejudice to the right of Payee (i) to collect any other amounts provided to be paid or (ii) to declare a default hereunder or under the Credit Documents.

5.           No Usury Intended; Spreading.  Notwithstanding any provision to the contrary contained in this note or any of the other Credit Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any of the other Credit Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Ceiling Rate.  In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws.  In furtherance thereof, none of the terms of this note or any of the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate.  Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Ceiling Rate.  If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate.  All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of money shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this note so that the interest rate does not exceed the Ceiling Rate.  The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

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6.           Default.  If any Event of Default occurs, then that shall automatically constitute default under this note, and unless Payee declares the default fully cured to Payee’s satisfaction within any applicable grace period (if any) agreed to in writing by Payee, then the obligation (if any) of Payee to make further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any Credit Document and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable.

7.           No Waiver by Payee.  No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy.  Payee’s right to accelerate this note for any late payment or Maker’s failure to timely fulfill its other obligations hereunder or under the other Credit Documents shall not be waived or deemed waived by Payee by Payee’s having accepted a late payment or late payments in the past or Payee otherwise not accelerating this note or exercising other remedies for Maker’s failure to timely perform its obligations hereunder or under the other Credit Documents.  Payee shall not be obligated or be deemed obligated to notify Maker that it is requiring Maker to strictly comply with the terms and provisions of this note and the other Credit Documents before accelerating this note and exercising its other remedies hereunder or under the other Credit Documents because of Maker’s failure to timely perform its obligations under this note and the other Credit Documents.

8.           Costs and Attorneys’ Fees.  If any holder of this note retains an attorney in connection with any default or to collect, enforce or defend this note or any of the Credit Documents in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any of the Credit Documents and does not prevail, then Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees.

9.           Waivers by Maker and Others.  Except to the extent, if any, that notice of default is expressly required herein or in any of the other Credit Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.  Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

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10.           Paragraph Headings.  Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

11.           Choice of Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

12.           Records of Payments.  The records of Payee shall be prima facie evidence of the amounts owing on this note.

13.           Severability.  If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.  Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

14.           Sale and Assignment.  Payee reserves the right, exercisable in its sole discretion and without notice to Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this note or any loan evidenced by this note.

15.           Notices.  Any notice, request or other communication required or permitted to be given hereunder shall be given as provided for in the Loan Agreement.  Actual notice, however and from whomever given or received, shall always be effective when received.

16.           Prepayment.  Maker may at any time pay the full amount or any part of this note without the payment of any premium or fee.  All prepayments hereon shall be applied first to accrued interest, next to the next maturing principal installment and the balance to the remaining principal installments in inverse order of their maturity.  Any prepayment shall not affect Maker’s obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

17.           ENTIRE AGREEMENT.  THIS NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF MAKER AND PAYEE.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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ARC FEBTTMT001, LLC,
a Delaware limited liability company

By: /s/ William M. Kahane
Name:  William M. Kahane
Title:  President

STATE OF NEW YORK	§
§
COUNTY OF NEW YORK	§

This instrument was acknowledged before me on October 28, 2011, by William M. Kahane, President of ARC FEBTTMT001, LLC, a Delaware limited liability company, on behalf of said limited liability company.

[STAMP]
 /s/ Eve LaMonica
Notary Public in and for the State of New York

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